Exhibit 5.1

May 12, 2010

Comerica Incorporated

Comerica Bank Tower

1717 Main Street

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as special counsel to Comerica Incorporated (the “Company”), a Delaware corporation, in connection with the offer and sale (the “Offering”) by the United States Department of the Treasury (the “Selling Security Holder”) of 11,479,592 warrants (the “Warrants”), representing the right to purchase an aggregate of up to that same number of shares (the “Warrant Shares”) of the Company’s common stock, par value $5.00 per share, pursuant to the Underwriting Agreement, dated May 6, 2010 (the “Agreement”), among the Company, the Selling Security Holder, and Deutsche Bank Securities Inc. as representative of the underwriters named on Schedule I of the Agreement.

In rendering this opinion, we have examined such corporate records and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with your consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certificates copies relate.

Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Warrants have been duly authorized, when the Warrants have been duly issued and delivered to and paid for by the purchasers thereof, the Warrants will constitute a valid and legally binding obligation of the Company and the Warrant Shares, when duly issued upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Warrants and the Warrant Agreement.

This opinion is given on the basis of the law and the facts existing as of the date hereof. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York, the federal laws of the United States of America, and the general Corporation Law of the State of Delaware, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

*        *        *         *        *

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz